EXHIBIT 99.1

Global Geophysical Services Announces 2nd Quarter Earnings

HOUSTON, Aug. 5, 2010 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced financial results for its second quarter ended June 30, 2010.

Second Quarter Highlights

  The company reported total revenues of $40.1 million compared to $57.7 million for the same period in 2009, a decrease of 30.5%.
  EBITDA (defined below) for the second quarter of 2010 was $17.7 million compared to $15.5 million in the same period of 2009.
  Backlog as of June 30, 2010 was approximately $179 million. Backlog as of March 31, 2010 was approximately $145 million.
  Net loss for the second quarter of 2010 was ($12.1) million compared to a net loss of ($4.5) million in the same period of 2009.
  Loss per share for the second quarter of 2010 was ($0.41) based on 29.5 million shares outstanding compared with ($0.55) for the same period 2009. A reconciliation of the share count is included towards the end of this release.
  Included in the loss for the second quarter is a $6.0 million expense for the extinguishment of debt in connection with the previously announced refinancing of the Company's credit facilities. Also included is $3.0 million of bad debt provision based upon our economic assessment of a disputed receivable.
  Our liquidity at June 30, 2010 was $144 million, including $50 million in undrawn revolver.

Richard Degner, President and CEO, commented:

"Our second quarter 2010 results were impacted by lower demand for seismic services, combined with delays in data acquisition for both proprietary programs as well as multi-client programs attributable to adverse weather conditions and permit issues. Likewise, the quarter's results included a non-cash charge resulting from our previously announced refinancing transactions. In addition, we also opted to provision for potential delays in the resolution of one of our disputed receivables.

The company made progress on a number of its key objectives including:

  Sequentially increasing backlog quarter over quarter;
  Increasing crew and program activities in North and South America, including land and TZ programs for an Independent Oil Company ("IOC") client in Colombia as well as a new program for an IOC client in Argentina;
  Expanding our multi-client library commitments within key basins including the Eagle Ford and Haynesville shale plays;
  Launching Global's offering of Microseismic services to broaden our technology service portfolio within the shale plays;
  Doubling our data processing computing capacity which is expected to come on-line in the second half of 2010.

We continue to see increases in bid activity across all regions. Although we expect the timing to vary by region, the overall supply-demand balance and corresponding pricing environment should continue to show improvement."

Second Quarter Results

The following table sets forth our consolidated revenues for the three months ending June 30, 2010 and for the corresponding period in 2009.

	Three Month Period Ended June 30,
	2010		2009
(Amounts in millions)	Amount	%	Amount	%
Seismic data services	$16.4	41%	$53.2	92%
Multi-client	23.7	59%	4.5	8%
Total	$40.1	100%	$57.7	100%

Revenues by Region	Three Month Period Ended June 30,
	2010		2009
	Amount	%	Amount	%
US	$26.5	66%	$27.7	48%
Latin America	8.6	21%	9.5	16%
Europe, Africa, Middle East (EAME)	3.0	7%	10.9	19%
Asia Pacific	2.0	5%	9.6	17%
Total	$40.1	100%	$57.7	100%

The revenue decrease in the second quarter of 2010 compared to the same quarter of 2009 was primarily the result of lower demand for seismic services, combined with program delays caused by adverse weather conditions, permit and access considerations, crew scheduling and program start-up cycles.

The Company's proprietary seismic acquisition revenue totaled $16.4 million as compared to $53.2 million for the same period of 2009, a decrease of $36.8 million or 69%.  The decrease in U.S. seismic acquisition revenue of $20.4 million is primarily the result of a shift from proprietary to multi-client demand in the North American unconventional resource plays. International proprietary seismic acquisition revenues for the same period in 2010 declined $16.4 million, or 55%, compared to the same period in 2009. The revenues from our Europe, Africa and Middle East operations decreased by $7.9 million, primarily due to crew reductions in 2010, while the revenues from our Latin America and Asia Pacific operations decreased by $0.9 million and $7.6 million, respectively.

Multi-client revenues increased to $23.7 million for the period ending June 30, 2010 from $4.5 million, an increase of $19.2 million or 427%. The $23.7 million in multi-client revenues included $23.2 million of pre-commitment revenue and $0.5 million of late sale revenue. The increase was mainly the result of additional projects in the Eagle Ford, Haynesville, and Bakken shale plays.

Operating expenses decreased by $13.7 million to $39.2 million for the quarter ended June 30, 2010, a decrease of 26% compared to the same period in 2009. Depreciation and amortization expense increased to $28.5 million as compared to $18.9 million for the same period in 2009. In the three months ended June 30, 2009, the Company capitalized $3.8 million of expenses associated with crew mobilization as compared to the second quarter of 2010 where the company recognized expenses of $0.8 million, a swing of $4.6 million.

Included in depreciation and amortization expense for the three month period ending June 30, 2010 is amortization of multi-client library assets of $14.3 million as compared to $3.2 million for the same period of 2009.

The following table summarizes data for our multi-client services:

	Six Month Period Ended June 30,
(Amounts in millions)	2010	2009
Cash investment in multi-client library assets	65.6	10.0
Capitalized depreciation (1)	12.0	2.0
Non-cash data exchange	0.6	0.0

Total capitalized investment at cost (cumulative, at period end)	$153.4	$40.1
Less: Accumulated amortization of multi-client library assets	60.7	25.9
Multi-client net book value (at period end)	$92.7	$14.2

(1)Represents capitalized cost of the equipment owned and leased by us and utilized in connection with a multi-client seismic acquisition.

The total pre-commitments that had not been recognized as revenue as of June 30, 2010 were $130 million compared to $99 million at March 31, 2010.

Six Months Ending June 30, 2010 Results

The following table sets forth our consolidated revenues for the six months ended June 30, 2010 and for the corresponding period in 2009.

	Six Month Period Ended June 30,
	2010		2009
(Amounts in millions)	Amount	%	Amount	%
Seismic data services	$61.1	61%	$115.3	93%
Multi-client	39.7	39%	9.2	7%
Total	$100.8	100%	$124.5	100%

Revenues by Region	Six Month Period Ended June 30,
	2010		2009
	Amount	%	Amount	%
US	$45.9	46%	$49.1	39%
Latin America	26.8	27%	25.1	20%
Europe, Africa, Middle East (EAME)	3.3	3%	20.4	16%
Asia Pacific	24.8	25%	29.9	24%
Total	$100.8	100%	$124.5	100%

The revenue decrease for the six months ended June 30, 2010 compared to the same period of 2009 was primarily the result of lower demand for seismic services, combined with program delays caused by adverse weather conditions, permit and access considerations, crew scheduling and program start-up cycles.

The Company's proprietary seismic acquisition revenue totaled $61.1 million for the six months ended June 30, 2010 as compared to $115.3 million for the same period of 2009, a decrease of $54.2 million or 47%.  The decrease in U.S. seismic acquisition revenue of $33.7 million is primarily a result of a shift from proprietary to multi-client demand in the North American unconventional resource plays. International proprietary seismic acquisition revenues for the six months ended June 30, 2010 declined $20.5 million, or 27%, compared to the same period in 2009. The revenues from our Europe, Africa and Middle East operations decreased by $17.1 million, primarily due to crew reductions in 2010, while the revenues from our Latin America and Asia Pacific operations increased by $1.7 million and decreased by $5.1 million, respectively.

Multi-client revenues increased to $39.7 million for the six months ended June 30, 2010 from $9.2 million, an increase of $30.5 million or 332%. The $39.7 million in multi-client revenues included $34.9 million of pre-commitment revenue and $4.8 million of late sale revenue. The increase was mainly the result of additional projects in Eagle Ford, Haynesville, and Bakken shale plays.

Operating expenses decreased by $9.0 million to $98.1 million for the six months ended June 30, 2010, a decrease of 8% compared to the same period in 2009. Depreciation and amortization expense increased to $52.3 million as compared to $37.2 million for the same period in 2009. In the six months ended June 30, 2009, the Company capitalized $13.3 million of expenses associated with crew mobilization as compared to the same period of 2010 where the company recognized expenses of $8.4 million, a swing of $21.7 million.

Included in depreciation and amortization expense for the six months ended June 30, 2010 is amortization of multi-client library assets of $23.0 million as compared to $6.8 million for the same period of 2009.

EBITDA Reconciliation

The Company defines EBITDA as Net Income before Interest, Taxes, Depreciation, and Amortization. The table below presents a reconciliation of EBITDA to Net Income:

	Three Month Period Ended June 30,		Six Month Period Ended June 30,
(Amounts in millions)	2010	2009	2010	2009
Net loss	($12.1)	($4.5)	($19.3)	($4.7)
Interest expense, net	11.5(1)	4.2	16.0(1)	8.9
Taxes	(10.2)	(3.1)	(13.8)	(2.5)
Depreciation and amortization	28.5	18.9	52.3	37.2
EBITDA	$17.7	$15.5	$35.2	$38.9

(1) - Includes $6.0 million expense on extinguishment of debt

Non-GAAP Financial Measure

This press release contains information about the Company's EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. The company further believes EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from the company's operating structure. EBITDA is also used as a supplemental financial measure by the Company's management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

  EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;
  EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Reconciliation of Shares Used in EPS Calculations

		Shares used in EPS calculation
		Three Month Period Ended June 30, 2010		Six Month Period Ended June 30, 2010
	Total outstanding	No. of Shares	Variance (1)	No. of Shares	Variance (1)
Preferred shares converted at IPO	20,617,751	15,859,808	(4,757,943)	7,973,716	(12,644,035)

Class A and B common shares converted at IPO	8,180,121	8,180,121	--	8,180,121	--

New common shares issued during 2010, net	7,052,141	5,463,616	(1,588,525)	2,776,478	(4,275,663)
Shares at June 30, 2010	35,850,013	29,503,545	(6,346,468)	18,930,315	(16,919,698)

(1) - Reduction of shares used in EPS calculations due to weighted average calculation of number of days outstanding from April 22, 2010

Conference Call and Webcast Information

Global Geophysical has scheduled a conference call for Thursday, August 5, 2010, at 9:00 a.m. Eastern Time.   Investors and analysts are invited to participate in the call by phone or via the internet webcast at: http://ir.globalgeophysical.com/

Conference Call Information:

Title: Global Geophysical Services Q2 Earnings
Domestic Participants: Toll free 1 (877) 312-5527 (conf code: 89507818)
International Participants: Toll +1 (253) 237-1145 (conf code: 89507818)
The call will also be archived for on-demand replay for 30 days.

Replay Telephone Numbers:

Toll: +1 (706) 645-9291
Toll free: 1 (800) 642-1687
Pass code: 89507818

About Global Geophysical Services, Inc.

Global Geophysical Services (NYSE:GGS) is a leading worldwide provider of "reservoir grade" (RG3D®) seismic data acquisition services, data processing, interpretation services and multi-client seismic data library products to an international client base. Headquartered in Houston, Texas, GGS was built from the ground up by a team of the most experienced leaders in the seismic industry. Global Geophysical Services combines innovative design techniques and environmental responsibility with advanced application of modern and emerging technologies to facilitate the success of its clients. To learn more about Global Geophysical, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Global Geophysical expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include but are not limited to statements about business outlook for the year, backlog and bid activity, business strategy, and related financial performance and statements with respect to future events. Such forward-looking statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other information currently available to management and believed to be appropriate.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources, and operational disruptions. A discussion of these factors, including risks and uncertainties, is set forth under "Risk Factors" in our Registration Statement on Form S-1/A filed with the Securities and Exchange Commission. These forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. Although the Company believes that the expectations reflected in such statements are reasonable, the Company can give no assurance that such expectations will be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. We assume no obligation to update any such forward-looking statements.

Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates, proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates are further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are occasionally modified by mutual consent and may be cancelable by the client under certain circumstances. Consequently, backlog as of any particular date may not be indicative of actual operating results for any future period. More information can be found set forth under "Risk Factors" in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Period Ended June 30,		Six Month Period Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

REVENUES	$ 40,110,189	$ 57,692,319	$ 100,771,385	$ 124,527,870

OPERATING EXPENSES	39,216,264	52,857,930	98,076,646	107,114,469

GROSS PROFIT	893,925	4,834,389	2,694,739	17,413,401

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	11,777,991	9,432,072	20,027,275	16,846,090

INCOME (LOSS) FROM OPERATIONS	(10,884,066)	(4,597,683)	(17,332,536)	567,311

OTHER INCOME (EXPENSE)
Interest expense, net	(5,425,185)	(4,239,773)	(10,009,303)	(8,935,849)
Unrealized gain (loss) on derivative instruments	--	(114,578)	331,163	450,421
Foreign exchange gain (loss)	49,983	1,374,292	(166,251)	741,730
Loss on extinguishment of debt	(6,035,841)	--	(6,035,841)	--
Other income (expense)	(3,227)	(4,325)	75,646	(11,699)
TOTAL OTHER EXPENSE	(11,414,270)	(2,984,384)	(15,804,586)	(7,755,397)

LOSS BEFORE INCOME TAXES	(22,298,336)	(7,582,067)	(33,137,122)	(7,188,086)

INCOME TAX BENEFIT	(10,233,938)	(3,064,981)	(13,835,206)	(2,471,580)

NET LOSS	$ (12,064,398)	$ (4,517,086)	$ (19,301,916)	$ (4,716,506)

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 94,025,482	$17,026,865
Restricted cash investments	3,920,722	5,346,066
Accounts receivable, net of allowances for doubtful accounts of $4,619,786 at June 30, 2010 and $1,697,830 at December 31, 2009	37,458,315	73,568,184
Income and other taxes receivable	22,137,893	10,159,498
Prepaid expenses and other current assets	2,806,115	10,626,831
TOTAL CURRENT ASSETS	160,348,527	116,727,444

PROPERTY AND EQUIPMENT, net	115,997,006	140,217,953

GOODWILL AND OTHER INTANGIBLES, net	15,681,737	15,974,103

MULTI-CLIENT LIBRARY, net	92,684,511	37,395,521

OTHER	1,438,374	2,136,714

DEBT ISSUANCE COSTS, net	5,825,819	4,167,856

TOTAL ASSETS	$ 391,975,974	$ 316,619,591

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)

	June 30, 2010	December 31, 2009
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 30,195,228	$ 34,272,606
Current portion of long-term debt	--	1,983,282
Current portion of capital lease obligations	--	1,767,353
Income and other taxes payable	476,423	875,255
Deferred revenue	46,620,199	43,545,291
Liability on derivative instruments	--	331,163
TOTAL CURRENT LIABILITIES	77,291,850	82,774,950

DEFERRED INCOME TAXES	--	3,826,131

LONG-TERM DEBT, net of current portion and unamortized discount	194,115,461	165,794,658

CAPITAL LEASE OBLIGATIONS, net of current portion	--	295,665

TOTAL LIABILITIES	271,407,311	252,691,404

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value, authorized 100,000,000 and 0 shares, 45,255,401 and 0 issued and 35,850,013 and 0 outstanding at June 30, 2010 and December 31, 2009, respectively	452,554	--
Series A Convertible Preferred Stock, $.01 par value, authorized 0 and 50,000,000 shares, 0 and 28,358,394 issued and 0 and 20,617,751 outstanding at June 30, 2010 and December 31, 2009, respectively,	--	283,584
Class A Common stock, $.01 par value, authorized 0 and 30,000,000 shares, 0 and 4,000,000 issued and 0 and 3,709,100 outstanding at June 30, 2010 and December 31, 2009	--	40,000
Class B Common stock, $.01 par value, authorized 0 and 120,000,000 shares, 0 and 5,736,107 issued and 0 and 4,471,021 outstanding at June 30, 2010 and December 31, 2009, respectively	--	57,361
Additional paid-in capital	237,483,050	160,362,017
Accumulated deficit	(21,731,778)	(2,429,862)
	216,203,826	158,313,100
Less: treasury stock, at cost, 9,405,388 and 9,296,629 shares at June 30, 2010 and December 31, 2009, respectively	95,635,163	94,384,913
TOTAL STOCKHOLDERS' EQUITY	120,568,663	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 391,975,974	$ 316,619,591

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Month Period Ended June 30,
	2010	2009
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (19,301,916)	$ (4,716,506)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	52,256,839	37,207,804
Capitalized depreciation for multi-client library	(12,034,175)	(1,967,603)
Amortization of debt issuance costs	438,277	447,291
Loss on extinguishment of debt	6,035,841	--
Stock-based compensation	1,461,115	721,959
Non-cash revenue from data exchange	(586,932)	--
Deferred tax benefit	(3,826,131)	(96,060)
Unrealized gain on derivative instrument	(331,163)	(450,421)
Gain on disposal of property and equipment	(98,991)	--
Effects of changes in operating assets and liabilities:
Accounts receivable	36,109,869	5,841,135
Prepaid expenses and other current assets	7,820,716	(14,256,962)
Other assets	698,340	(429,636)
Accounts payable and accrued expenses	(6,061,754)	5,988,444
Deferred revenue	3,074,908	7,996,999
Income and other taxes receivable	(11,978,395)	(7,272,750)
Income and other taxes payable	(398,832)	(5,077,739)
NET CASH PROVIDED BY OPERATING ACTIVITIES	53,277,616	23,935,955

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,579,483)	(19,318,962)
Investment in multi-client library	(65,602,867)	(10,022,293)
Change in restricted cash investments	1,425,344	2,065,572
Proceeds from the sale of property and equipment	152,398	--
NET CASH USED IN INVESTING ACTIVITIES	(67,604,608)	(27,275,683)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	194,018,000	1,602,706
Principal payments on long-term debt	(169,890,253)	(1,432,686)
Net payments on revolving credit facility	--	(16,000,000)
Debt issuance costs	(5,922,307)	--
Principal payments on capital lease obligations	(2,063,018)	(3,149,730)
Purchase of treasury stock	(1,250,250)	(17)
Issuances of stock, net	76,433,437	--
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	91,325,609	(18,979,727)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	76,998,617	(22,319,455)

CASH AND CASH EQUIVALENTS, beginning of period	17,026,865	30,444,316

CASH AND CASH EQUIVALENTS, end of period	$ 94,025,482	$ 8,124,861
CONTACT:  Global Geophysical Services, Inc.
          Mathew Verghese, Chief Financial Officer
          713-808-1750
          Fax: (713) 972-1008
          ir@globalgeophysical.com
          www.globalgeophysical.com